AMENDMENT TO
                                          INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of June 1, 2004, is to the Investment Management Agreement made as of the 3rd day of December, 2002 (the "Agreement") by and between Templeton Asset Management Ltd., a U.S. registered investment adviser and a corporation organized under the laws of Singapore (the "Manager"), and Templeton China World Fund (the "Fund").

                                                    WITNESSETH:

     WHEREAS, both the Manager and the Fund wish to amend Paragraph 4 of the Agreement; and

     WHEREAS, the Board of Trustees of the Fund, including a majority of the Independent Trustees of the Fund present in person, approved the following amendment at a meeting called for such purpose on May 13, 2004.

NOW, THEREFORE, in consideration of the
         foregoing premises, the parties hereto agree as follows:

     The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's average weekly net assets, as listed below, payable at the end of each calendar month:


     1.25%, up to and including $1 billion
     1.20% over $1 billion, up to and including $5 billion
     1.15% over $5 billion, up to and including $10 billion 1.10% over $10 billion, up to and including $15 billion 1.05% over $15 billion, up to and including $20 billion 1.00% over $20 billion

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.



                         TEMPLETON ASSET MANAGEMENT LTD.



                         By:/s/GREGORY E. MCGOWAN
                            -------------------------------------------------
                            Gregory E. McGowan
                            Director


                         TEMPLETON CHINA WORLD FUND



                         By:/s/MURRAY L. SIMPSON
                            -------------------------------------------------
                            Murray L. Simpson
                            Vice President and Assistant Secretary